Exhibit 10.1

WIND-DOWN AND DISTRIBUTION AGREEMENT

This Wind-Down and Distribution Agreement (the “Agreement”) dated July 14, 2026 (the “Execution Date”) is by and among (i) Optimus Healthcare Services, Inc. (“Optimus” or the “Company”); (ii) Arena Special Opportunities Fund, LP, Arena Special Opportunities Partners, I, LP, and Arena Special Opportunities Partners, II, LP (the “Purchasers”); and (iii) Arena Investors, LP (“Arena Investors”) for itself and as agent for the Purchasers (Arena Investors together with the Purchasers, “Arena”) (each a “Party,” and together, the “Parties”).

WITNESSETH:

WHEREAS, on May 25, 2021, Arena entered into a Securities Purchase Agreement with Optimus by which the Company issued to the Purchasers two-year Original Issue Discount Senior Secured Convertible Promissory Notes for the aggregate principal amount of $2,200,000 (the “May 2021 Notes”);

WHEREAS, on June 7, 2022, Arena entered into a Securities Purchase Agreement with Optimus by which the Company issued to Purchasers two-year Original Issue Discount Senior Secured Convertible Promissory Notes for the aggregate principal amount of $2,200,000 (the “June 2022 Notes”) (together with the May 2021 Notes, the “Notes”);

WHEREAS, in connection with the Notes, the Company also entered into Security Agreements dated May 25, 2021 and June 7, 2022, pursuant to which Arena acquired a “perfected, first priority security interest” in all the assets of the Company and its subsidiaries (“First Priority Lien”);

WHEREAS, on March 8, 2024, as a result of certain Specified Events of Default under the Notes (the “Events of Default”), Arena and Optimus entered into a Forbearance Agreement (the “Forbearance Agreement”) pursuant to which the Notes were amended and restated (the “Amended Notes”) and Arena agreed to forbear from exercising its rights under the Amended Notes;

WHEREAS, pursuant to the Forbearance Agreement, Optimus was to use commercially reasonable best efforts to consummate an equity financing resulting in gross proceeds of at least $2,000,000 (the “Qualified Subsequent Financing”);

WHEREAS, in April and May 2025, Optimus entered into Subscription Agreements with several investors (collectively, the “Investors”) pursuant to which the Company received $1,760,000 (the “Subscription Funds”);

WHEREAS, the Forbearance Agreement was extended on June 4, 2024, September 10, 2024, January 6, 2025 and April 16, 2025, and expired on April 30, 2025 (the “Forbearance Termination”);

WHEREAS, the Company was unable to complete the Qualified Subsequent Financing by the Forbearance Termination;

WHEREAS, on May 27, 2025 and June 30, 2025, Arena sent letters to Optimus disputing its handling and proposed use of the Subscription Funds, and on October 31, 2025, counsel for Arena sent an email seeking documentation and clarification relating to the source and use of the Subscription Funds (the “Claim Letters”);

WHEREAS, in its Form 8K filed on September 11, 2025, a copy of which is attached hereto as Exhibit A, the Company announced that it was in the process of winding down its operations (the “Wind Down”) and that it expected that a substantial portion of such Wind Down activities to be completed by the end of 2025;

WHEREAS, subsequent to the September 11, 2025 Form 8K filing, the Company has maintained a core group of employees necessary to implement an orderly Wind Down;

WHEREAS, in connection therewith, the Board of Directors of the Company (the “Board”), has passed a resolution adopting a wind-down plan (the “Wind-Down Plan”), a copy of which is attached as Exhibit B;

WHEREAS, in accordance with the terms of the Wind-Down Plan, the Company wishes to settle its obligations to Arena and Arena has agreed to accept such settlement in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.	Initial Payment. In satisfaction of the First Priority Lien, Optimus shall pay to Arena the sum of $150,000 (the “Initial Distribution”) by wire transfer (to an account designated by Arena in writing prior to the execution of this Agreement) within five (5) business days of the execution of this Agreement.

2.	Wind Down; Balance of Funds; Waterfall.

a.	Available Cash. For purposes of this Agreement, “Available Cash” shall mean all cash and cash equivalents held by the Company as of the date of this Agreement, plus all funds subsequently received by the Company from any source, including without limitation the collection of any accounts receivable.

b.	Wind-Down Period. The Company shall, from the date hereof until July 31, 2026 (the “Final Distribution Date”), use commercially reasonable efforts to collect all remaining accounts receivable and finalize its affairs. During this period, the Company shall not dispose of any assets or make any payments other than as explicitly set forth in this Agreement. The Company covenants that it shall take all necessary actions to wind down and cease its business operations, such that all operational, administrative, and financial activities of the Company (including the payment of all Wind-Down Expenses as defined below) are fully and finally concluded on or before the Final Distribution Date.

c.	Payment Waterfall. After payment of the Initial Distribution pursuant to Paragraph 1, the Company shall apply all remaining Available Cash as follows:

i.	First, to pay the documented and final costs and expenses required to effectuate this Wind Down which shall include the salary of the Company’s remaining officers (CEO and CFO) through the Final Distribution Date, the legal fees and expenses due its current outside counsel, agreed payments to Optum Medical, P.C., and other miscellaneous administrative expenses as are necessary to effectuate the Wind Down and in accordance with the information provided to Arena (the “Wind-Down Expenses”),

ii.	Second, on the Final Distribution Date, and in further satisfaction of Arena’s First Priority Lien, to pay Arena all remaining Available Cash held by the Company after payment of the approved Wind-Down Expenses (the “Final Distribution”). The date upon which the Final Distribution is wired to Arena shall be the “Settlement Date.”

d.	Approval of Wind-Down Expenses. No Wind-Down Expense shall be paid from Available Cash without the prior written approval of Arena. Prior to seeking to make any payment for a Wind-Down Expense, the Company shall provide to Arena by email an itemized request and copies of all invoices or other supporting documentation for such proposed expense. Arena’s approval may be provided by email and shall not be unreasonably withheld for expenses that are consistent with both the categories set forth in Paragraph 2(c)(i) and estimates provided to Arena.

e.	Post-Closing Receipts. To the extent that any funds are received by the Company, or any successor, transferee, or representative thereof, after the Final Distribution Date, the Company or its representative shall make reasonable efforts to remit such funds to Arena within three (3) business days of receipt (each an “Additional Payment”).

f.	Final Accounting. On the Final Distribution Date (and upon the receipt of any Additional Payment), the Company shall provide Arena with copies of all bank statements or transaction history from the date of this Agreement through the Final Distribution Date or the Additional Payment date, as applicable, and a final written accounting, certified by the CFO of the company or a third-party, independent accounting firm, detailing the calculation of the Wind-Down Expenses and all other distributions, including the Final Distribution.

3.	Termination of the Notes and Amended Notes. In consideration of payment of the Initial and Final Distributions, and upon the Settlement Date, Arena agrees that the Notes and Amended Notes and all associated agreements, including but not limited to the Security Agreements dated May 25, 2021 and June 7, 2022, are terminated and deemed of no force and effect.

4.	Release of Optimus. Upon the Settlement Date, the Purchasers, their respective predecessors, successors, affiliates and assigns, and their respective past, present, and future directors, officers, owners, members, partners, agents, employees, and representatives, and Arena Investors, for itself and as agent for the Purchasers, and its predecessors, successors, affiliates and assigns, and any past, present, and future directors, officers, owners, members, partners, agents, employees, and representatives (the "Arena Releasors"), hereby completely and forever release and discharge Optimus, its predecessors, successors, affiliates, subsidiaries, and assigns, and their respective past, present, and future directors, officers, owners, members, shareholders, agents, employees, and representatives (the “Optimus Released Parties”), of and from all manner of causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, in tort or contract, whether known or unknown, whether liquidated or unliquidated, whether contingent or fixed, which against the Optimus Released Parties, the Arena Releasors ever had, now have, may ever have, or may ever claim to have, for, upon, or by reason of any matter, cause or thing whatsoever, arising out of, in connection with, or relating to the Notes, the Amended Notes, the Events of Default, the Forbearance Agreement, the Forbearance Termination, the Qualified Subsequent Financing, the Subscription Funds, the Claim Letters, and/or the Wind Down. For the avoidance of doubt, the Parties acknowledge and agree that the foregoing release shall not apply to: (i) claims relating to fraud on the part of Optimus relating to the above; or (ii) any claims or obligations arising out of this Agreement, including without limitation the breach of any representations and warranties. For the further avoidance of doubt, the Parties acknowledge and agree that the foregoing release shall not apply to Kenneth Orr, Cori Orr, KORR Value LP, KORR FI, KORR Acquisitions Group, the Gabrial 613 Trust, or any entities controlled by or affiliated with the foregoing (collectively, “KORR”), meaning the release does not in any way restrict the ability of the Arena Releasors to bring causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity, in tort or contract, whether known or unknown, whether liquidated or unliquidated, whether contingent or fixed, against KORR.

5.	Representations and Warranties of Optimus. Optimus represents and warrants to Arena the following:

a.	Each of the Wind-Down Plan, this Agreement and the payment of the Initial and Final Distributions, and any Additional Payment pursuant to this Agreement has been duly approved by the Board and constitutes a binding obligation of the Company.

b.	All financial statements and records previously provided to Arena or filed by the Company with the Securities and Exchange Commission, including all bank statements and schedules of accounts receivable, are true and correct in all material respects.

c.	Prior to the date of this Agreement, and except for payments made in the ordinary course of business, the Company has not directly or indirectly transferred, sold or conveyed, or agreed to transfer sell or convey, any of its assets for less than fair market value, nor made any transfer with the intent to hinder, delay, or defraud any present or future creditor, including Arena.

d.	No petition or application has been filed, or any judicial or administrative proceeding commenced, against the Company or any subsidiary under any applicable law relating to bankruptcy, insolvency, reorganization or fraudulent transfer.

e.	Apart from what has already been disclosed to Arena, there is no action, suit, claim, investigation, arbitration, or other legal or administrative proceeding of any kind pending or, to the knowledge of the Chief Financial Officer and Interim Chief Executive Officer, threatened against the Company, its assets, or any of its officers or directors in their capacity as such.

f.	On the Settlement Date, Optimus’ Chief Financial Officer and Interim Chief Executive Officer shall provide Arena with a certificate certifying the accuracy and truthfulness of each of the foregoing representations and warranties on such date as well as the truthfulness and accuracy of all information (including all financial information) exchanged in the course of executing this Agreement.

6.	Limited Deductible Reserve; Finality of Distributions.

a.	Limited Reserve for D&O Deductible. The Parties expressly acknowledge and agree that no Available Cash (except the specified Wind-Down Expenses) shall be reserved, escrowed, held back, or otherwise set aside to fund, collateralize, or pay for any deductible, retention, or other unfunded obligation under any Directors & Officers liability insurance policy of the Company;

b.	Finality of Distributions. The Distributions made to Arena hereunder are final, and are made in connection with the First Priority Lien.

7.	Release of Arena. Upon the Settlement Date, Optimus, its predecessors, successors, affiliates, subsidiaries, and assigns, and their respective past, present, and future directors, officers, owners, members, shareholders, agents, employees, and representatives (the “Optimus Releasors”), hereby completely and forever release and discharge the Purchasers, their respective predecessors, successors, affiliates and assigns, and their respective past, present, and future directors, officers, owners, members, partners, agents, employees, and representatives, and Arena Investors, for itself and as agent for the Purchasers, and its predecessors, successors, affiliates and assigns, and any past, present, and future directors, officers, owners, members, partners, agents, employees, and representatives (the “Arena Released Parties”), of and from all manner of causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, in tort or contract, whether known or unknown, whether liquidated or unliquidated, whether contingent or fixed, which against the Arena Released Parties, the Optimus Releasors ever had, now have, may ever have, or may ever claim to have, for, upon, or by reason of any matter, cause or thing whatsoever, arising out of, in connection with, or relating to the Notes, the Amended Notes, the Events of Default, the Forbearance Agreement, the Forbearance Termination, the Qualified Subsequent Financing, the Subscription Funds, the Claim Letters, and/or the Wind Down.

8.	Covenant Not To Sue: No Party shall assert, sue or prosecute any claims against any of the other Parties, and no Party shall induce, use or assist another person or entity to assert, sue or prosecute any claims against any of the other Parties, or to undermine or interfere with any of the terms contemplated by this Agreement, including the releases provided herein. Nothing herein, however, shall preclude any action or claim to enforce the terms of this Agreement, subject to the Dispute Resolution provisions in Paragraph 17.

9.	Representations. Each Party represents, warrants and agrees that it has thoroughly read and understood the terms of this Agreement, that it is executing this Agreement freely and voluntarily and is doing so after obtaining and receiving advice thereon from its respective legal counsel, that it is executing this Agreement upon its best judgment and solely for the considerations described herein, and that all actions necessary to execute this Agreement have been taken.

10.	No Assignment. The Parties hereby represent and warrant that they have not assigned or transferred to any other person any debt, claim, right, demand, obligation, cost, expense, or cause of action, in law or in equity, that any of them may have against the others, that is the subject of this Agreement.

11.	Each Party Responsible for Its Own Attorneys’ Fees. Each Party agrees that it is responsible for the payment of its own attorneys’ fees, expenses, and costs associated with, or arising out of, the negotiation and execution of this Agreement. Notwithstanding the foregoing, in the event that either Party brings an action to enforce this Agreement, and a court or arbitor of competent jurisdiction makes a final determination that a Party hereto has breached its obligations, the prevailing party shall be entitled to reimbursement of reasonable attorneys’ fees and expenses, including those incurred in connection with the negotiation of this Agreement.

12.	Entire Agreement. This Agreement (including all Exhibits) represents the full and complete agreement of the Parties with respect to the Wind Down, and supersedes and replaces any prior agreements relating thereto, whether oral or written. Any amendment or modification of this Agreement must be in writing and executed by all Parties in order to be effective. There are no representations, warranties, promises, covenants or understandings relating to the Wind Down other than those expressly set forth herein, and the Parties expressly waive any claim they might have that (a) they were induced, wrongfully or otherwise, to enter into this Agreement, and/or (b) they have relied upon any representations, warranties, promises, covenants or understandings other than expressly set forth herein.

13.	Construction. This Agreement shall not be construed more strictly against one Party than against any other Party by virtue of the fact that this Agreement may have been drafted or prepared by counsel for one of the Parties, the Parties recognizing and acknowledging that all Parties to this Agreement have contributed substantially and materially to the drafting preparation hereof.

14.	Binding Agreement. This Agreement shall be binding upon the Parties and their respective heirs, successors, and assigns.

15.	Form 8-K Filing. Within four (4) business days of the Execution Date, the Company shall make a Form 8-K filing to report the wind down of the Company’s operations, and, consistent with its regulatory disclosure obligations, will make all or part of this Agreement public. Nothing contained in the Form 8-K shall be inconsistent with the terms and conditions of this Agreement.

16.	Applicable Law. This Agreement shall be construed, interpreted, enforced and governed in accordance with the laws of the State of New York without giving effect to choice of law provisions that would require the application of the law of any other jurisdiction.

17.	Dispute Resolution/Forum Selection Clause. The Parties mutually agree to perform any and all such acts as may be reasonably necessary and proper to carry out the purpose and intent of this Agreement. The Parties also mutually agree to cooperate in good faith with each other to ensure that any disputes between them arising in connection with this Agreement are resolved in an expeditious manner. If any dispute, claim and disagreement arising in connection with this Agreement cannot be settled by good faith negotiation within 30 days of notice in writing of such dispute by one of the Parties, then such dispute shall be finally and exclusively resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in New York, New York, with a single arbitrator presiding, in accordance with its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

18.	Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given when sent by confirmed electronic mail to the following email addresses:

Arena: Matthew Skurbe at mskurbe@arenaco.com with a copy to Tamon@praetorlegalservices.com

Optimus: Clifford Saffron at csaffron@theoptimushealthcare.com with a copy to Alexander Shapiro at ashapiro@rosenbergestis.com.

19.	Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

20.	Authorized Signatories. The Parties that are entities hereby represent and warrant that the designated signatory for each entity is duly authorized by the entity on behalf of which he is signing to enter into and to execute this Agreement.

21.	Captions and Headings. The captions, headings and titles in this Agreement are inserted only as a matter of convenience and for reference and in no way define, inform or limit the scope of this Agreement and shall not be used in construing this Agreement.

IN WITNESS WHEREOF, the Parties, expressly intending to be legally bound hereby, have executed this Agreement on the dates set forth after their signatures below.

Arena Investors, LP

By:	Matthew Skurbe
Chief Operating Officer

Date: ______________

Purchasers:

Arena Investors, LP as Agent of
Arena Special Opportunities Fund, LP
Arena Special Opportunities Partners, I, LP
Arena Special Opportunities Partners, II, LP

By:	Matthew Skurbe
Chief Operating Officer

Date: ______________

Company:

Optimus Healthcare Systems, Inc.

By:	Clifford Saffron
Interim Chief Executive Officer
and General Counsel

Date: ______________

Exhibit A – Form 8K Filed on September 11, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2025

Optimus Healthcare Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	333-261849	65-0181535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Old Country Road, Suite 306 Westbury, New York	11590
(Address of Principal Executive Offices)	(Zip Code)

(516) 806-4201

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

As disclosed in our Current Report on Form 8-K filed on April 16, 2025, on April 14, 2025 (the “Effective Date”), Optimus Healthcare Services, Inc. (the “Company”) entered into the fourth amendment to the forbearance agreement (the “Amendment”) by and among the Company and Arena Investors, LP, as agent (“Agent”) for the purchasers of the Company’s senior secured convertible notes (collectively, the “Purchasers”) issued in May 2021 (the “May 2021 Notes”) and June 2022 (the “June 2022 Notes” and collectively with the May 2021 Notes, the “Notes”), pursuant to which, among other things, (i) Section 1(b) of the Forbearance Agreement was amended such that the Agent and the Purchasers agreed to forbear from exercising their rights and remedies with respect to the Specified Events of Default (as defined in the Amendment) under the Notes until that date which is the earliest to occur of: (a) April 30, 2025; (b) the date on which any event of default under the Notes (other than the Specified Events of Default) occurs; and (c) the date on which the Company or any of its subsidiaries fails to comply with any term set forth in the Forbearance Agreement; (ii) the deadline for the consummation of the Qualified Subsequent Financing restructuring milestone was amended from February 28, 2025 to April 30, 2025 and (iii) the definition of “Filing Date” in the Amended and Restated Registration Rights Agreements (as defined in the Amendment) was amended such that the Company agreed to file a registration statement for such securities on the 45th calendar day following the date the Company’s independent public accountants have completed their audit for the fiscal year ended December 31, 2024 and the Company has filed its Annual Report on Form 10-K including such financial statements, or if later, July 31, 2025.

As of the date of this Current Report on Form 8-K, the Company has not cured the Specified Defaults. As a result, the Purchasers have the right to accelerate and declare all or any portion of the Notes to be due and payable. To date, the Purchasers have not provided the Company notice of its intention to accelerate the Notes. The Company has no assurance the Purchasers will not seek to enforce its rights in the future.

As previously announced in our Current Report on Form 8-K filed with the SEC on June 9, 2025, Management has been reviewing all its strategic alternatives, inclusive of potential new investors, an extension of time under its current Forbearance Agreement, and if the above were unsuccessful, the potential sale or curtailment of some or all of its operations. As of the date of this Current Report on Form 8-K, the Board has completed its strategic review of the Company and determined to initiate the wind down of the Company’s operations given there were no other alternatives to provide the Company ongoing cash to operate its business.

The Company currently anticipates a substantial portion of the wind down activities will be completed by the end of 2025. In connection with these decisions, the Board approved certain wind down initiatives, including a reduction in force. The Company will maintain a core group of employees necessary to implement an orderly wind down of the Company, including all regulatory aspects of transitioning patient care under existing oncology trials, and support its efforts to maximize the value of the Company’s remaining business and assets.

Cautionary Notes Regarding Forward Looking Statements

This Current Report on Form 8-K may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements, including among others, statements regarding potential strategic alternatives, including capital raises, sale transaction options, restructuring activities and other alternatives. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, statements concerning the Board’s strategic review; the perceived benefits and timing of the wind down; the Company’s plans and expected timing with respect to the reduction in workforce; the timeline in which the Company expects to be able to wind down its operations; and other risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen effects from the global economic climate may give rise to or amplify many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. There can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements will be achieved. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUS HEALTHCARE SERVICES, INC.

By:	/s/ Cliff Saffron
Cliff Saffron
Interim Chief Executive Officer and General Counsel

Dated: September 11, 2025

Exhibit B – Wind-Down Plan

B-1

WIND-DOWN PLAN

In order to effectuate an orderly wind down of Optimus Healthcare Services, Inc. (“Optimus”) and its subsidiary Clinical Research Alliance, Inc. (“CRA”), the following steps will be taken. Paramount in all decisions concerning this wind-down plan will be patient care, as any interruption could lead to regulatory intervention and/or liability:

●	To facilitate ongoing oncology clinical trials (approximately 30-35), effectuate assignments of clinical trial contracts to Optum Medical, P.C. (“Optum”) pursuant to October 30, 2025, revenue share agreement;

●	Terminate all CRA employees as of November 1, 2025;

●	Optimus CEO and CFO (“Wind-Down Management”) to continue at 50% reduction in pay as of November 1, 2025;

●	Board to hire outside counsel to evaluate legal and financial obligations to Arena Investors, LP (“Arena”) and negotiate settlement;

●	Wind-Down Management to undertake all administrative and operational steps to wind down business by June 30, 2026, including:

o	Terminating and/or assigning to Optum all manufacturer contracts;

o	Actively pursuing accounts receivable;

o	Negotiating and finalizing settlement with Arena through outside counsel;

o	Preparing and filing Form 8-K re wind down and settlement with Arena;

o	Closing all company bank accounts and email accounts upon settlement with Arena.

B-2